Exhibit 5.1

Goodwin Procter llp The New York Times Building 620 Eighth Avenue New York, NY 10018 goodwinlaw.com +1 212 813 8800

July 9, 2025

Plug Power Inc.

125 Vista Boulevard

Slingerlands, NY 12159

Re:       Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-287577) (as amended or supplemented, the “Registration Statement”) filed on May 27, 2025 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by Plug Power Inc., a Delaware corporation (the “Company”), of any combination of securities of the types specified therein, including the resale by selling stockholders of shares of the Company’s common stock, par value $0.01 per share (“Common Stock”). The Registration Statement became effective upon filing with the Commission on May 27, 2025. Reference is made to our opinion letter dated May 27, 2025 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on July 9, 2025 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the resale by YA II PN, Ltd. (the “Selling Stockholder”) of up to 31,500,000 shares of the Common Stock (the “Shares”). The Shares may be issued to the Selling Stockholder upon exercise of that certain warrant issued by the Company to the Selling Stockholder on the date hereof (the “Warrant”) pursuant to that certain Secured Debenture Purchase Agreement, entered into on April 28, 2025, between the Company and the Selling Stockholder.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company. For purposes of the opinion set forth below, we have assumed that before the Shares are issued the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock the Company is authorized to issue under its Amended and Restated Certificate of Incorporation, as amended, (“Certificate of Incorporation”) such that the number of unissued shares of Common Stock authorized under the Company’s Certificate of Incorporation is less than the number of Shares.

The opinion set forth below is limited to the Delaware General Corporation Law.

Plug Power Inc.

July 9, 2025

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, if and when issued upon exercise of the Warrant in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

This opinion letter is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Warrant and the future issuance of the Shares (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion letter as an exhibit to the Current Report and its incorporation by reference and the reference to our firm in that report. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP